Exhibit 99.1

UNIVERSAL MUSIC GROUP (UMG) PARTNERS WITH KIWIBOX.COM

Popular Social Network and Online Magazine will now Feature Hit Music Videos from Chart-Topping Artists like Jay-Z, The Killers, Snow Patrol and Kanye West, among many others
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New York, October 8, 2008 - Universal Music Group (UMG), the world’s leading music company, and Kiwibox (http://kiwibox.com), the first social networking destination and online magazine where teens produce, discover, and share content while connecting with friends, today announced that they have entered into an agreement that will provide the Kiwibox network of users access to thousands of videos from the world’s most popular artists.

This is a natural partnership for Kiwibox as the company represents the premier destination site for teenage entertainment.  UMG's music video catalog will be interwoven into Kiwibox's exclusive teen editorial content under the title of “Kiwibox Music Videos” and plans to launch in Q4 of 2008.

“Music remains one of the most important outlets of teen expression and Kiwibox has long been a leader in promoting artists to its rapidly expanding community, “ said Lin Dai, CEO of Kiwibox. “This UMG partnership validates our long-standing relationship with the music industry and commitment to providing valuable content for teens. As we continue to innovate with the latest technology and entertainment, we will look for ways to further enhance the overall user experience.”

“The music business continues to evolve within the Web 2.0 space and UMG’s video syndication offering is a great way for Kiwibox, which already delivers a compelling destination for the sought-after teen market, to create an even stronger media experience,” stated Larry Baach, Senior Vice President, Global Digital Initiatives, Universal Music Group. “Kiwibox effectively taps into a targeted group of teen listeners and the new agreement allows UMG to showcase our top video content to the very group that most closely identifies with it.”

UMG video content will be advertising supported and Kiwibox, artists, labels and copyright holders will all receive a share of revenue from the ads displayed next to their music video content.

Kiwibox has also recently undergone a complete site redesign and offers enhanced features and functionality that significantly improves the overall user experience like: dynamic new profile pages, increased prizes for users, new KiwiGames, KiwiboxTV featuring exclusive interviews and enhanced weekly and daily content from members around the world.  Since its founding in 1999, Kiwibox has grown its community organically and also offers a mobile version of the new site to ensure members are never out of touch with their friends and their favorite Kiwibox content. To check out the latest from Kiwibox, visit: www.kiwibox.com.

About Universal Music Group

Universal Music Group is the world's leading music company with wholly owned record operations or licensees in 77 countries. Its businesses also include Universal Music Publishing Group, the industry's leading global music publishing operation.

Universal Music Group's record labels include Decca, Deutsche Grammophon, Disa, Emarcy, Fonovisa, Interscope Geffen A&M Records, Island Def Jam Music Group, Lost Highway Records, Machete Music, MCA Nashville, Mercury Nashville, Mercury Records, Philips, Polydor Records, Universal Motown Republic Group, Universal Music Latino, Universal Records South, and Verve Music Group as well as a multitude of record labels owned or distributed by its record company subsidiaries around the world. The Universal Music Group owns the most extensive catalog of music in the industry, which includes the last 100 years of the world's most popular artists and their recordings. UMG's catalog is marketed through two distinct divisions, Universal Music Enterprises (in the U.S.) and Universal Strategic Marketing (outside the U.S.). Universal Music Group also includes eLabs, its new media and technologies division; Bravado, its merchandising company; Twenty-First Artists, its full service management division; and Helter Skelter, its live music agency.

Universal Music Group is a unit of Vivendi, a global media and communications company.

About Kiwibox

Founded in 1999, Kiwibox.com is the first social networking destination and online magazine where teens produce, discover, and share content. Kiwibox members are teens in the know who go to Kiwibox to enjoy personalized content and share their interests with peers. Kiwibox provides one of the largest distribution and marketing channels to connect advertisers with the highly sought after teen audience, in a controlled and interactive environment. Kiwibox is the primary business unit of Magnitude Information Systems, Inc. (Magnitude) (OTC Bulletin Board: MAGY.OB - News). For more information, visit http://kiwibox.com.

Media Contact

Maria Ho-Burge
Vice President, Corporate Communications
Universal music group
(212) 331-2569
Maria.Ho-Burge@umusic.com

Mike Bush/Todd Barrish
Dukas Public Relations on behalf of Kiwibox
(646) 808-3646
mike@dukaspr.com